Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2022
October 25, 2022

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s third quarter 2022 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the Third Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on November 1, 2022. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
When we last spoke in July, I told you that we were expecting significant acceleration in the back half of the year in terms of railcar production, lease rate growth, and better financial results. I am pleased to report today that we are on the path we laid out for you, and we continue to see momentum in the markets we serve. While there is a lot of uncertainty in the economy, we believe our business and the industry are resilient to a minor recession. They are underpinned by the significant improvement in the balance of supply and demand of railcars over the past two years. In short, our view of our business is relatively unchanged in the last quarter.

Turn with me to Slide 3 to talk about our key messages from today’s call, all of which we will expand on later in our prepared remarks.
First, we are reporting GAAP EPS of $0.35 and an adjusted EPS from continuing operations for the third quarter of $0.34, which is up $0.20 from last quarter and up $0.16 year over year. You’ll see in our remarks today that our results show strength across our businesses, as higher external deliveries and gains from another successful Wafra transaction bolstered our results.
Second, our Future Lease Rate Differential, or “FLRD”, was a positive 11.0% this quarter, which we believe is evidence that the market will continue to support solid increases in renewing lease rates. This is due to a higher fleet utilization in the quarter – 97.9% for our lease fleet – showing that demand remains high and available supply remains limited.
Third, this quarter we completed a sale of 2,678 railcars to our joint venture with Wafra as part of our previously announced rail investment vehicle program. This sale generated proceeds of $254 million, and we recorded a gain of $25 million in our Leasing business. In addition to the Wafra car sale, we sold several other small portfolios in the quarter for total proceeds of $300 million and a gain of $34 million.
And finally, earlier this month, we announced a six-year, 15,000 railcar order, which drove our reportable third quarter backlog up to an impressive $4.1 billion, and our book-to-bill ratio for the quarter was 5.0x. This order increased our backlog by $1.8 billion.
Again, each of these sales and orders is a reflection of the visibility we see in demand relative to supply for our industry. We are encouraged to see many of our customers continue to make long-term investment decisions.
And now let’s turn to Slide 4 for a market update.
While rail traffic is still impacted by labor shortages and service issues, we are starting to see some easing. Rail traffic is still below pre-pandemic levels, but we continue to see improvements in railroad headcounts and believe this is a needed step to support better rail service. There is no quick solution, but we are in full support of increased efficiency and service in the rail industry.
After 23 months of declines in railcars in storage, the storage number ticked up slightly over the summer, largely driven by seasonal grain cars going back into storage before the fall harvest and tank cars in storage to make preparations for the winter heating season. However, that trend reversed in

October when the AAR reported 16.9% of inactive cars as compared to almost 21% a year ago. This is the lowest percentage of inactive cars in October since 2018 and the lowest absolute number of idle railcars since 2015.
Moving to the Trinity specific data on the bottom half of the slide, as I mentioned at the top of the call, our FLRD and fleet utilization are, once again, favorable in the quarter, and we believe will drive up leasing revenues in coming quarters. Our FLRD is down slightly from last quarter, but this is more of a function of the mix of cars expiring, as opposed to a decline in remarketing rates. The strength we are seeing in lease rates is broad-based.
We delivered 3,935 railcars in the quarter, a 57% increase over the second quarter despite continued challenges with railroad service and supply chain disruption.
Last quarter, we stated we plan to approximately double deliveries in the second half of the year as compared to the first half of the year. Our pace of production has continued to accelerate, and we still have line of sight to achieve this target in 2022.
Moving to orders, in addition to the 15,000 railcar multi-year order with GATX, we received orders for an additional 4,500 railcars in the third quarter, demonstrating the continued momentum of the market. We believe the market demand is driven by attrition of aging assets, and so, we would expect order volumes to remain steady in the short term despite macroeconomic uncertainty. Lessors seem to be less speculative than during previous cycles, which is keeping demand more consistent and rationalized. With the continued growth in our backlog, Trinity is beginning to take orders for production space in 2024.
We continue to believe that our ability to provide railcars for shippers, railroads, and other leasing companies give us the broadest view into trends and dynamics in the industry and, ultimately, drives strong returns for our shareholders. The GATX multi-year order demonstrates the strength and the long-tenured relationships we maintain in the industry. With this renewed supply agreement, we expect to deliver a mix of 15,000 newly built tank and freight railcars over a six-year period. We look forward to continuing this partnership, which provides a base load of orders over the next six years.
Moving to Slide 5, our revenue for the quarter was $497 million, up 18% year over year, and our adjusted earnings per share of $0.34 was up $0.16 year over year. Our cash flow in the quarter was $9 million, and free cash flow was a negative $42 million. Eric will cover our cash flow in more depth, but in short, this is what we expected for the quarter as we continue to grow our working capital to prepare for the increased pace of deliveries and mitigate as much supply chain risk as we can.
Please turn with me to Slide 6 for segment results.
Our leasing segment revenue of $195 million remained consistent compared to last quarter, and we ended with a slightly smaller fleet. We saw renewal rates up over the expiring rates in the quarter and a renewal success rate of 82%. This is our fifth quarter with a positive FLRD, and as we continue to re-price our fleet, we expect to see revenue growth in the segment, which flows straight to the bottom line. Revenue is also impacted by the change in fleet composition as a result of net lease fleet investment activities.
Excluding car sales, operating profit margins in our leasing and management segment slightly declined sequentially due to higher fleet operating costs, as well as higher depreciation levels in support of our sustainable railcar conversion program. Total operating profit margin for the segment benefited from the $25 million gain on the railcar sale to Wafra. We continue to view gains on railcar sales as a normal and recurring part of our business. Fleet optimization is an ongoing process. Having the dual levers of production and owning a fleet gives us several options to decide how best to allocate our capital.
Looking at Rail Products, our revenue of $597 million was up 39% sequentially and 76% year over year, driven by a large increase in deliveries in the quarter as well as better pricing dynamics. Our operating margin of 4.4% also improved sequentially, up 120 basis points, due to better pricing dynamics in railcars delivered. In the quarter, we booked a gain of $1.1 million due to insurance recoveries. This is excluded from our adjusted consolidated results but included in the Rail Products Group. Removing this gain, our Rail Products operating profit margin would be 4.2% in the quarter.
While supply chain issues have been improving across the network, our production and deliveries in the quarter were negatively impacted by rail service issues and congestion at the U.S. / Mexico border. I am proud of the way our operations team has adapted to this changing environment to meet the needs of our customers. This flexibility has come at a cost, affecting operating margins by 300 basis points in the quarter.
Finally, moving to Slide 7, I’d like to highlight a few additional activities we undertook during the quarter in support of our longer term strategic initiatives. We amended and renewed our revolver for a new five-year term and amended both our warehouse and revolver facilities to be indexed to SOFR in anticipation of the upcoming phase-out of LIBOR. We repurchased $14 million worth of shares and now have $34 million remaining on our current authorization.
Year to date, our net investment in the lease fleet is $176 million, which went down in the quarter due to our large portfolio sale to Wafra more than offsetting additions to the fleet.
Our sustainable railcar conversion program continues to have good results, and the current conversion backlog is 2,420 railcars.
Finally, I am proud to report that Trinity completed its first ESG Roadshow. The presentation is available on our website if you are interested in reading about some of the great initiatives our team is pursuing. I’m impressed by Trinity’s focus on improved sustainability, both for our business and for the industry as a whole, as we fulfill our company purpose of Delivering Goods for the Good of All.
And now I’ll turn the call over to Eric to review our financial results.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone.
I’ll start my comments on Slide 8.
Starting with the income statement, our total revenues of $497 million reflect higher external railcar deliveries. Our adjusted earnings per share from continuing operations are $0.34 and exclude the gain from the insurance recoveries. As Jean mentioned, we benefited from the $254 million lease portfolio sale to Wafra in the quarter.
Moving to the cash flow statement, our cash from continuing operations was $9 million, and our free cash flow was a negative $42 million for the quarter. This is mainly due to a year-to-date working capital increase of $226 million, which is a function of multiple factors. First, as we prepare for higher deliveries, we have increased our inventories in anticipation of the accelerated pace of production. Inventories have also been affected by rail service issues at the border that Jean mentioned. And, finally, in the current environment, raw materials are more expensive. As we deliver the railcars currently in production, we expect to see our cash flow improve.
Our net lease fleet investment year-to-date is $176 million. The third quarter included $217 million in new railcar deliveries to our lease fleet, as well as a small secondary market portfolio purchase. In addition to the Wafra car sale, we sold additional leased railcars in the quarter for total proceeds of $300 million and a gain of $34 million.
Secondary market valuations remain strong, reflecting assumptions of rising lease rates and increased input costs in new railcars. We remain disciplined in our secondary market transactions and view these transactions as an effective way to optimize our fleet and take advantage of any opportunities we see in the market.
Continuing our conversation on liquidity, please turn to Slide 9.
Our liquidity is currently $465 million.
In the current rising interest rate environment, our debt profile contains a favorable mix of fixed to floating rate debt, relatively low interest rates, and no maturities until 2024. This debt profile, combined with the strength of our lease fleet and a robust manufacturing backlog, provides us with good visibility of our cash flow over the coming quarters as we continue to optimize our business.
While we are not prepared to give commentary on 2023, we think railcar demand will remain strong, and we expect to exit this year with good momentum and visibility. Please turn to Slide 10, where I will talk about our expectations for the rest of 2022. We continue to think industry deliveries for the year will be between 40,000 and 50,000 railcars, which is predominantly driven by replacement demand. Our views have not changed as we have progressed through the year, despite macroeconomic headwinds.
We are revising our guidance on net lease fleet investment for the year to a range of $250 to $300 million due to lower internal deliveries and higher railcar sales. Given the nature of the macro economy, we are managing our cadence of investment as some deliveries have moved into next year. We have also been able to take advantage of an attractive secondary market and have had higher railcar sales than previously forecasted. Year to date, our net lease fleet investment is $176 million, and includes $532 million of fleet additions, both through internal deliveries and secondary market additions, and $159 million of fleet modifications and conversions, offset by $515 million in railcar sales. We are still on target for our three-year net lease fleet investment forecast.
And finally, with nine months of the year complete, we are reinforcing our adjusted EPS guidance range of $0.90 to $1.10 for continuing operations. Our fourth quarter results will rise sequentially due to higher expected external deliveries. However, we want to acknowledge that any further rail service issues or other supply chain challenges may delay some deliveries into 2023. We believe we have good line of sight into fourth quarter deliveries and have been working all year to mitigate risk in our supply chain. And while we are insulated from higher interest rates, we are not immune from their impact; our full year guidance reflects much higher interest expense in the year than we expected.
Before we take questions, I did want to briefly talk about our three-year targets we introduced in November of 2020. 2023 will be year three of our plan, and despite a challenging and unanticipated operating environment over the plan period, we remain on track to meet all but one of the objectives that we put forth.
In 2020, we projected cash flow from operations of $1.5 to $2.0 billion over the three years. Through seven quarters, we have generated $563 million, and with our visibility into 2023, we are revising our target. We believe our three-year cash from operations will come in between $1.2 and $1.4 billion. Our initial assumption included cash flow from our highway business, which is removed in this update. Additionally, significantly higher working capital and geography of railcar sales is impacting our forecast for cash flow, with a partial offset due to the timing of cash received from our income tax receivable.
We believe we are still on track for the rest of our three-year targets despite a lot of unexpected headwinds in the market, and we will continue to update you if our expectations change over the next year.
To put it all together, I want to reinforce Jean’s comments from the start of the call. We think our third quarter results are proof of our ability to execute on our goals, and we feel positive about the progress we are making. With strong forward-looking metrics, we expect to end 2022 with a lot of momentum into 2023.
And now, operator, we are ready for our first question.
(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you, and thank you again everyone for joining us this morning.
As you have heard on our call today, our third quarter results show progress and improvement in our business, despite continued headwinds in the rail network. I am extremely proud of our dedicated team and how they’ve managed these unexpected challenges, and I continue to believe Trinity will perform well in the coming years.

Thank you again for your continued support.